SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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              Filed by a Party other than the Registrant [  ]

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[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Rule 14a-11(c) or
Rule 14a-12

                              BIOSENSOR CORPORATION
						          (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 29, 1998

	Notice is hereby given that the annual meeting of shareholders of Biosensor Corporation (the "Company") will be held on Tuesday December 29, 1998 at 2:00 p.m., at the Company's principal offices located at 6 Woodcross Drive, Columbia , South Carolina for the following purposes:

1.	To vote upon a proposal to amend the Company's Articles of
Incorporation to change the name of the Company to "BIOTEL Inc.";

2.	To vote upon a proposal to amend the Company's Articles of
Incorporation to effectuate a one-for-six reverse stock split of all outstanding shares of common stock of the Company;

3.	To vote upon a proposal to amend the Company's Articles of
Incorporation to increase the number of shares of common stock and the number of shares of Preferred Stock the Company is authorized to issue;

4.	To vote upon election of six members to the Company's Board
of Directors to serve for a term of one year or until the next election of directors;

5.	To vote upon adoption of an Incentive Stock Option Plan for
employees and directors of the Company; and

6.	To ratify the selection of McGladrey & Pullen as the
Company's independent public auditor for the fiscal year ending June 30, 1999.

The Board of Directors has fixed the close of business on December 3, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.


						By Order of the Board of Directors,


						Ronald G. Moyer
						President


Columbia, South Carolina
December __, 1998

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

TABLE OF CONTENTS
	Page
Introduction	1
Background	2
Description of the Business..........................
Proposals
	Proposal No. 1 Regarding Name Change
	Proposal No. 2 Regarding Reverse Stock Split
	Proposal No. 3 Regarding Increase in Authorized Capital Stock
	Proposal No. 4 Regarding the Election of Directors.............
	Proposal No. 5 Regarding the Incentive Stock Option Plan..........
	Proposal No. 6 Regarding Ratification of the Selection of Auditors.....
Shareholder Proposals..........................
Incorporation of Certain Documents by Reference...............
Other Matters..............................


ANNEX

Annex I 	Carolina Medical, Inc. and BioTel International, Inc.
Audited Financial Statements for fiscal years ended June
30, 1998 and June 30, 1997.

Annex II Unaudited Pro Forma Combined Financial Information for the Company's fiscal year ended June 30, 1998.

Annex III	Unaudited Financial Statements for Quarters ended September
30, 1998 and September 30, 1997, including historical and pro forma information.

Annex IV 	Articles I and Article II of the Company's Articles of
Incorporation showing Amendments pursuant to Proposals No.
1 and 3




                              BIOSENSOR CORPORATION
                             ________________________

             PROXY STATEMENT FOR 1998 ANNUAL MEETING OF SHAREHOLDERS

                          To be held on December 29, 1998
                             ________________________

NOTICE

This Proxy Statement contains certain forward-looking statements, including the plans and objectives of management for the business, operations and economic performance of the Company. These forward-looking statements may be identified by qualifiers such as "intends," "believes" and "anticipates," among other terms. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

INTRODUCTION

	This Proxy Statement is furnished to the shareholders of Biosensor Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of shareholders to be held on December 29, 1998, or any adjournment(s). The purpose of the Annual Meeting is to vote upon: i) the change of the Company's name to "BIOTEL, Inc.," ii) a one for six reverse stock split of the Company's common stock, iii) increasing the authorized number of shares of common stock and preferred stock, iv) election of Directors for the coming year, v) approval of the 1998 Employee Stock Option Plan, and vi) ratification of Company's independent public auditors. The Company's principal offices are located at 6 Woodcross Drive, Columbia, South Carolina.
The mailing of this Proxy Statement to shareholders of the Company commenced on or about December ___ 1998.

	Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the President of the Company, or by revocation of a written proxy by request in person at the Special Meeting; but if not so revoked, the shares represented by such proxy will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on each proposal.

	Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute a quorum. A shareholder who submits votes by proxy but does not direct the proxy to vote on a specific item of business is not considered to be present and entitled to vote with respect to such item of business. On the other hand, a shareholder who specifically abstains with respect to an item of business but otherwise gives a proxy authority to vote on a shareholder's behalf will be counted as being present and entitled to vote on such item even though the proxy may not vote on such item on the shareholder's behalf.

	The total number of shares of capital stock outstanding and entitled to vote at the Annual Meeting as of December 3, 1998 consisted of 3,008,055 shares of $.05 par value common stock and 149,025.15 shares of no par value Series A Preferred Stock. While each share of common stock is entitled to one vote, each share of Series A Preferred Stock is entitled to 96 votes. Holders of the preferred shares hold approximately 83% of the voting power of all shares (including both common and preferred) entitled to vote at the meeting. There is no cumulative voting. Only shareholders of record at the close of business on December 3, 1998 will be entitled to vote at the meeting. The presence, in person or by proxy, of holders of 51% of the voting power of the shares of common and preferred stock entitled to vote at the Annual Meeting of shareholders constitutes a quorum for the transaction of business. The proposals set forth in this Proxy Statement will be adopted upon the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote thereon present, in person or by proxy, at the Annual Meeting.

BACKGROUND

On July 23, 1998, Biosensor Corporation (`Biosensor" or the
"Company") acquired all of the outstanding shares of Carolina Medical, Inc. ("Carolina Medical" or "CMI"), a Minnesota corporation, pursuant to a Plan of Reorganization and Agreement (the "Plan") by and between the Company and CMI, dated May 29, 1998. The Plan requires the Company to submit to its shareholders proposals: i) to change the Company's name to BIOTEL Inc., ii) to effect a one-for-six reverse stock split (the "Reverse Stock Split"), and iii) to increase the authorized number of shares of common stock to 10,000,000 and the authorized number of preferred stock shares to 2,000,000. CMI of Minnesota was organized to facilitate the share exchange with the Company. As a preliminary step to the share exchange, Carolina Medical, Inc., a North Carolina corporation that owned Braemar, Inc. and 55% of the common stock of Advanced Medical Products, Inc., was merged with and into CMI of Minnesota, whose name was then changed to Carolina Medical, Inc.

Pursuant to the Plan, the Company acquired all of CMI's Common
Stock in exchange for 149,025.15 shares of the Company's Series A Preferred Stock. The Company does not currently have sufficient Common Stock authorized to accomdate the conversion of all outstanding shares of the Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into 96 shares of the Company's Common Stock before the proposed one for six Reverse Stock Split, or 16 shares of Common Stock after the Reverse Stock Split. Each share of Series A Preferred Stock votes and participates in dividends and liquidations on an as-if-converted basis. In addition, the Series A Preferred Stock will automatically convert into Common Stock as of the end of business on the first day following the date that the Company's Articles of Incorporation authorize sufficient Common Stock to accommodate conversion of all issued and outstanding shares of Series A Preferred Stock. As a result, shareholders of the Series A Preferred Stock effectively own approximately 83% of the Company's Common Stock, assuming all shares of Series A Preferred Stock are converted to Common Stock. While the rights of the shareholders of the Company prior to the CMI acquisition have not been changed, their ownership of the Company has been greatly reduced.

The Company's Board of Directors determined that the acquisition of CMI was necessary for the long term survival and future growth of the Company. The present regulatory environment and recent health care reforms favor suppliers with larger market shares. For some time prior to the acquisition of CMI, the Company was struggling to maintain its market share and revenues, and to reduce its operating expenses. The acquisition of CMI offered an opportunity to greatly reduce the Company's expenses by combining its marketing, research and development and administrative functions with those of CMI and its subsidiaries. Management believes that combined, the Company is now the largest producer of Holter recorders and playback units, and will be able to compete more effectively in the present market environment.

The principal address of Carolina Medical is 157 Industrial
Drive, P.O. Box 307, King, North Carolina, 27021-0307, where the phone number is 336-983-5132. CMI manufactures, markets and services digital ultrasound imagers used principally for the diagnosis and treatment of prostate cancer, and electronic instruments for detecting circulatory system disorders and measuring the flow and pressure of blood.
Braemar, Inc., a North Carolina corporation located in Minnesota, now a wholly owned subsidiary of the Company, develops, manufactures and markets analog tape recording and digital recording devices for ambulatory ECG monitoring, and transtelephonic (TTP) Event Recorder devices. Advanced Medical Products, Inc. ("AMPI"), a publicly held Delaware corporation located in South Carolina, a 55% owned subsidiary of the Company, develops, markets, and services ambulatory ECG and blood pressure monitors.

The acquisition of CMI by the Company through a statutory share exchange was treated as a tax free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code. Because the transaction was a "reverse merger", the historical financial statements of the Company for the fiscal years ended June 30, 1997 and June 30, 1998 are those of Bio-Tel International, Inc. (a predecessor company that owned a majority interest in Carolina Medical prior to December 1997) and those of Carolina Medical, Inc. respectively, consolidated with their subsidiaries. The assets and liabilities of Biosensor Corporation, valued at fair market value as of June 30, 1998, were combined with the assets and liabilities of Carolina Medical and its subsidiaries on July 1, 1998.

There are no federal or state regulatory requirements that the Company was obligated to comply with in connection with the CMI acquisition.

Management does not expect representatives of the Company's independent auditors for the fiscal years ended June 30, 1997 and June 30, 1998 to be present at the annual shareholders meeting, but the auditors have communicated directly with the chairman of the audit committee of the Board of Directors and will have an opportunity to make a statement at the stockholders meeting if they desire to do so.

Biosensor's Board of Directors has also authorized the merger of a wholly owned subsidiary of the Company, Advanced Biosensor Inc, with and into Advanced Medical Products, Inc., subject to certain terms and conditions. The Company and Advanced Medical Products, Inc. are negotiating a definitive agreement regarding this proposed merger.

INFORMATION ABOUT BIOSENSOR CORPORATION

General

Biosensor Corporation ("Biosensor" or the "Company") is functionally a holding company. Operations are conducted through Carolina Medical, Inc. ("Carolina Medical" or "CMI") and its subsidiaries Braemar, Inc. ("Braemar") and Advanced Medical Products, Inc. ("AMPI"). The Company manufactures, markets, and services medical diagnostic monitoring and treatment devices, along with the associated computer and communications hardware and software.

Following the acquisition of CMI in July 1998, Biosensor terminated the employment of all but three of its employees and out sourced all of its manufacturing to Braemar. As of October 1, 1998, as an essential cost savings measure, the Company integrated the historical Biosensor sales, marketing and administrative operations into AMPI, pursuant to a verbal agreement which provides that AMPI will develop, market, test and ship and service both AMPI's and the Biosensor's cardiac monitoring products under the name "Advanced Biosensor." These products consist of: i) ambulatory electrocardiogram ("ECG") monitoring systems (Holter monitor); ii) a combination Holter and ambulatory blood pressure monitoring system; iii) a PC based spirometry system, which is used by physicians to measure lung capacity and function; and iv) three other PC based OEM products: an ambulatory blood pressure system, a vascular testing system, and a stress/ECG system.

Carolina Medical continues to manufacture, market and service ultrasound and blood flow products while the Company continues to evaluate the feasibility of additional integration of the manufacturing, marketing, product development, and administrative functions of its subsidiaries.

Products

Caridiac Monitoring Systems. An ECG is a primary source of diagnostic information for the physician, giving him the capability to non-invasively (without puncture or incision of the skin or insertion of an instrument into the body) record and detect electrical events of the heart, including arrhythmia's (disorders of the cardiac rhythm) and/or symptomatic or asymptomatic (without symptoms) ischemia (the interruption of blood supply and oxygen to the heart, related to the blockage of coronary arteries).

An ambulatory (a diagnostic technique where the patient is monitored while engaging in normal activities) ECG monitor, known as a "Holter" monitor, consists of electrodes which are taped to the patient's chest and connected by cables to a monitor which records up to 24 hours of ECG information transmitted from the electrodes. The Holter monitor temporarily stores the information received, and, when connected to a computer and/or external printer, can transmit the information to be permanently stored for future use, displayed on a viewing monitor and/or printed, or transmitted via the Internet to a remote site for interpretation by a specialist.

Holter monitors are used when a 30 second ECG (a.k.a. EKG) administered at the physician's office or clinic is unable to tell the physician the information needed about a potential cardiac condition. Holter monitors are used primarily to evaluate potential cardiac patient symptoms to evaluate rhythm abnormalities, to look for episodes where the blood supply to the heart may be compromised (ischemia), to evaluate cardiac risk in patients with suspected or overt cardiac disease, and to determine whether cardiac drugs and therapies used to reduce heart rhythm and ischemic problems are performing properly. Approximately 2.5 million such procedures are ordered annually in the United States. The Company estimates approximately an equal number are ordered annually in international markets. In the United States, the physician typically charges about $150 per test. International reimbursement can vary from several dollars up to approximately $80 per test. Reimbursements are generally sufficient for a private physician or health care facility to financially justify a small Holter system.

It is estimated that approximately 100,000 Holter monitors are currently in use in the U.S. The vast majority of these are analog devices that store cardiac data on cassette tapes. Braemar Inc. is the leading manufacturer of analog cassette tape Holters and cassette tape readers used by scanning service companies and hospitals for reading the cassette tapes. Analog Holters do not accommodate transmission of the recorded data telephonically or over the Internet because of the relatively low speed of the analog recorders. Therefore the cassette tapes are generally removed from the analog recorders and either processed locally or physically sent to remote medical centers and/or scanning services for reading, interpretation and report generation. Approximately ten companies, including the Company, have developed digital Holter monitors that are generally smaller, lighter, more reliable and take less power then analog Holters. AMPI markets digital Holter monitors developed by AMPI, Biosensor, and Braemar to physician's offices and clinics. These digital monitors, which are manufactured by Braemar, used in conjunction with PC's and software supplied by the Company, are capable of transferring the recorded data to a PC and then transmitting the data as an FTP file over the Internet. The Company expects that Internet transfer of data will stimulate replacement of a large number of the installed base of analog Holter recorders over the next five to ten years.

Analog Tape Holter Monitor Components. Over eighty percent (80%) of Braemar's revenue has historically been derived from supplying Holter monitor components to other companies. Braemar supplies Holter cassette decks to several companies, which in turn add the necessary additional electronics and software. Braemar also manufactures replacement devices for use in Holter Monitors manufactured by other companies. Braemar is the predominate supplier of Holter scanner tape drives and scanner subsystems to most companies that market Holter cassette systems. The Braemar product offering includes a complete tape deck or the tape deck with analog to digital (A/D) electronics and a PC interface board to comprise a full subsystem solution.

Digital Holters.  Digital Holter monitors are similar to analog
Holter monitors except that solid state memory chips are used to store the cardiac data rather than cassette tapes. Some digital Holter monitors, including those marketed by AMPI, contain micro-processors and associated support electronics that enable the devices to pre-process the data to make storage and transmission of the data faster and more efficient. Digital Holter monitors are supplied by Braemar to a number of Holter system companies and channel partners that sell the Braemar products as replacement or add-on monitors to the installed base of Holter customers, and digital Holter monitors are an increasing part of Braemar's business.

Event Recorder Devices.  Braemar has two transtelephonic (TTP)
Event Recorder products, positioned at the low (Model ER300) and high (Model ER700) ends of the market. A TTP event recorder is an ambulatory electronic device that records certain cardiac "events" when prompted by the patient. A TTP event recorder is worn by a patient for 30 days and records cardiac activity arround the time the patient presses the record button. The patient can transfer the data stored on the record via telephone lines to a service that compiles and analyses the data for diagnostis by a physician. The ER300 product line includes a post event recorder as well as single and dual lead looping event recorders that capture up to 20 seconds of data prior to the indicated cardiac event. The ER700 product line does not include a post event product but includes single and dual lead looping products and adds a three lead product about to be marketed by an OEM customer that is capable of deriving full 12 lead capability from the data recorded from three leads. The ER700 includes an LCD that provides the ability to easily check the patient "hookup" and results in an easy to use product. These products together resulted in only a minor part of Braemar revenue in 1998.

Ambulatory Blood Pressure Monitor. The Company also offers a family of diagnostic devices incorporating an ambulatory blood pressure monitor (the "ABP Monitor"). The ABP Monitor records up to 24 hours of blood pressure data, including systolic, diastolic and mean arterial pressures and pulse rate in a solid state recorder. Results recorded by the ABP Monitor are capable of being printed out in a tabular format on a printer or displayed on a viewing monitor.

	The Company currently offers both a stand-alone ABP monitor and combined ECG Holter and ABP Monitor. The stand-alone blood pressure monitoring procedure is not generally reimbursable under existing government-sponsored reimbursement programs; however, private, third-party insurers are increasingly approving reimbursement for the blood pressure procedure. The ECG Holter procedure performed simultaneously with the blood pressure procedure, utilizing the combined ECG Holter and ABP Monitor, is currently reimbursable under existing reimbursement guidelines. See "Government Regulation - Reimbursement." Due to current reimbursement guidelines, management anticipates that domestic sales of ABP Monitors will continue to be predominantly for the combined ECG Holter and ABP Monitor version of the product. The Company believes it is currently the only manufacturer producing a combination system.

	Vascular Testing Systems. The Vascular Lab sold by the Company assists physicians in diagnosing vascular diseases, by measuring the flow and pressure of the vascular system. This products is marketed as a companion product to the Company's other physician's office products.
This PC based system integrates 4 MHz and 8 MHz Doppler, Pulse Volume Recording, Segmental Pressures, and Venous Reflux Testing, along with both Pneumo and Photo Plyethsmography to enable the physician to perform a full diagnostic examination on the patients cardiovascular system. The products innovative software controls the system's various functions, eliminating the need for manual adjustments. The Company purchases this product from a supplier and resells the product to its customers.

 Spirometry System. The Company's spirometry system is used by physicians to measure lung capacity and function. It uses PC compatible software developed by the Company, in conjunction with hardware supplied by an outside vendor. The package allows physicians to expand patient care by performing comprehensive pulmonary function tests from their office or clinic. The spirometry system includes a unique feature set comprised of a completely disposable sensor, which eliminates cleaning, chemical contamination, labor and the risk of spreading disease; a "sailboat race game" providing patient stimulation and involvement in testing; patient trending which allows physicians to see the patient progress over time; and built in help manuals to make operation easy. The Company purchases this product from a supplier and resells the product to its customers.

Maintenance and Services. The Company offers maintenance, repair services and supplies for ultrasound and other medical equipment. Maintenance services and supplies currently provide more than 50% of Carolina Medical's revenue, and is expected to grow modestly as the installed base of equipment grows and new products are introduced.

	Prostate Brachetherapy System. The Company assembles, markets and services the ProScanT and ProScan PlusT ultrasound imagers, which are used for Prostate Bracheterapy, a procedure used to treat prostate cancer by placing small metal radioactive pellets, referred to as "seeds," around the tumor. Radiation from the seeds destroys the surrounding tissue and generally, if properly placed, destroys the tumor. Accurate placement of the pellets improves patient outcomes.
Proper placement of the seeds requires an ultrasound system to locate and measure the prostate. The Company's ProScan and ProScan Plus ultrasound products are among several competitive systems currently being used for Brachetherapy. The Company markets and sells its ProScan and ProScan Plus ultrasound systems to hospitals and urology practices.

	The Company is developing a next generation Brachetherapy system which will integrate into the Company's PC NT based ultrasound platform 3-dimensional treatment planning software, supplied by another company, that can generate and display three-dimensional images of the prostate from multiple ultrasound images and develop a dosage treatment plan. This is expected to substantially simplify the procedure and provide for better accuracy and improved outcomes. It is believed that this integrated system can facilitate performing the entire outpatient procedure on a single visit to the hospital rather than the multiple visit procedure spread over several weeks as it is being done presently. This product is expected to be ready for market in calendar year 1999, but will require FDA 510(K) approval.

Blood Flow Measurement Instruments and Accessories. The Company manufactures the blood flow censors used in the Bard Medical heart pump, and is the established accuracy leader in blood flow measurement. Although electromagnetic blood flow probes and instruments are a mature product line, there is a large installed base of equipment, and established customers that continue to order replacement probes and accessories.

	Hand Held, Battery Powered, Portable Ultrasound. The Company is continuing the development of a hand held ultrasonic imaging device, the Micros QVT, initial models of which have received FDA 510(K) pre-market approval. This product is intended to be used as an examination tool to be carried by the physician in a variety of clinical settings, including trauma centers, emergency departments, nursing homes, and physician offices. The Micros QV incorporates many of the features and capabilities of larger, more expensive ultrasound imagers into a compact package (approximately 5"x2"x9"), weighing approximately 33 ounces. The Micros QV displays real time, ultrasound images of internal organs on a small flat panel screen (3" diagonal). The unit permits the physician to "freeze" any image on the screen and store up to ten images internally in digital memory. An image may be reproduced to a hard copy through an accompanying printer or transmitted to a personal computer for storage, archiving, processing or for electronic transfer to a remote location for interpretation or a "second opinion" by a specialist. The unit is powered by a rechargeable battery pack that provides up to two hours of continuous scanning.

	The Micros QV product initially developed by AMPI was acquired by Carolina Medical in October 1998 after it was determined that i) the product required additional development effort in order to meet acceptable image quality standards, and AMPI did not have the financial or technology resources to continue the development, and ii) AMPI present channels to market for their cardiac monitoring products were not effective in reaching the market for this ultrasound product. Carolina Medical is currently addressing the required image quality improvements and other product improvements, and is currently seeking strategic marketing partners to take this product to several selected markets.

	While Management believes that there is a significant market for a hand held ultrasound devices, there is no similar product on the market and the Company has not done a formal market study or survey regarding the demand for, or interest in such a product. As such no assurance can be made that a market now or in the future will exist for the Company's Micros QV product. The only other company known to be developing a portable battery powered ultrasound imager is SonoSite, a spin-off from ATL Ultrasound, the worlds largest ultrasound company.

OEM and Custom Development and Production. Braemar offers OEM and custom development and production services to several customers. Braemar provides minor modifications of Braemar technology for unique customer products. These developments result in products with significant differentiation from Braemar's standard products and provide new manufacturing opportunities.

Braemar began manufacturing Holter products for AMPI and Biosensor in the April 1998. In fiscal 1998 these companies represented less than 5% of Braemar production, but this could be a growing part of Braemar's production in the future. Inter-company sales and profits are eliminated in financial consolidation.

Research and Development

	The Company has consolidated research and development activities for its cardiac monitoring products at Braemar and for ultrasound products at Carolina Medical. The Company's pro forma combined expenditures for research, development, and engineering activities were
$1,238,136 in fiscal 1998.   During the fiscal year ended June 30,
1998, Biosensor expended $242,644 on research and development. The Company expects to spend 7% to 10% of sales in fiscal 1999 on new product development in order to remain technologically competitive.

Carolina Medical's research and development activities have been, and continue to be, concentrated on two products, the hand held ultrasound imager and the next generation ultrasound product for Brachetherapy treatment. Internal technical resources applied to the hand held ultrasound product are currently focusing on image quality, packaging improvements and innovations, multiple frequency probe capability, and improved battery performance. Outside vendors are currently doing development work for Carolina Medical on the NT platform based ultrasound system for Brachetherapy. Additional configuration and packaging development efforts and software integration will be addressed during the first half of calendar 1999. Carolina Medical expended $153,668 for research, development, and engineering activities in Fiscal 1998 and $169,361 in 1997.

Braemar's research, development and technical expenditures are focused on ambulatory ECG patient monitoring devices. Braemar currently has products in this market area that these technical investments support. The Company anticipates introducing the new digital Holter device in calendar year 1999. Braemar is also developing an in-home ECG monitor for a single customer, predominantly with customer funding. This technology will be the property of the customer. Braemar expended $766,000 for research, development, and engineering activities in Fiscal 1998 and $690,000 in 1997.

	AMPI's research and development activities during the most recent fiscal year were incurred in connection with enhancements to the Holter and Ambulatory Blood Pressure devices and software for enhancements and features such as personal computer (PC) interfaces, "Windows" based software and digital storage and electronic transfer of medical records (telemedicine) that make Advanced Medical's products more attractive to the markets available in the current health care environment. AMPI expended $154,991 in 1998 and $205,264 in 1997 on research and development activities.

Manufacturing and Sources of Supply

The Company's cardiac monitoring products are manufactured at its Braemar facility. The components which are included in products manufactured by Braemar are presently purchased from outside vendors, tested and incorporated into products by Braemar personnel. Most components are available from multiple sources, but products typically have a limited number of key components that are single source, or have limited sources available. If Braemar was unable to continue to obtain certain components it would be forced to develop alternative sources of supply, or make product changes to use alternative components. Braemar has a complete facility for final assembly and testing of its products with adequate capacity for expected future requirements. This facility is managed under an ISO9001 compliant Quality System providing compliance with European and US government regulations, which are generally recognized as providing compliance in other world markets.

The Company's ultrasound products are manufactured at its Carolina Medical facility which has adequate capacity for expected future requirements. This facility meets all of the FDA Good Manufacturing Practice requirements but is not currently certified under an ISO 9001 compliant Quality System. ISO 9001 certification of this facility is expected during 1999. Components that are used in the manufacturing process are purchased from outside vendors. Components are generally available from multiple sources. If Carolina Medical were unable to obtain certain components from one or more of its suppliers, the Company would need to seek comparable components from other suppliers. The Company believes it would be able to acquire hardware components from alternate OEM suppliers should it become necessary.

Marketing and Distribution

	The Company's cardiac monitoring products are marketed on an O.E.M. basis by Braemar to other manufacturers and re-marketing organizations, and to end users by AMPI through independent manufacturers sales representatives in the United States, and distributors overseas. Most of AMPI's and Biosensor's revenues in the past have resulted from sales to office based family practice physicians, internists and cardiologists. Because of changes taking place in health care, the Company is in the process of redirecting much of it's marketing efforts for its cardiac monitoring products towards managed care organizations, including Health Maintenance Organizations (HMO's), Group Purchasing Organizations (GPO's), Integrated Health Networks (IHN's) and hospitals where many of the purchasing decisions are now being made through in-house marketing persons and regional sales managers. Marketing personnel utilize on-going direct mail campaigns and selected trade shows to create awareness and generate leads for its sales force. Sales personnel are compensated by salary plus commission. The Company also markets its cardiac monitoring products in the U.S. through independent manufacturers' representatives and internationally through foreign distributors. Currently the Company has distribution agreements with Nishimoto Sangyo Company Ltd. for distribution in Japan and Taiwan and non-exclusive distribution agreements with Kontron Instruments for distribution throughout Europe.

	The Company's cardiac monitoring products (both Biosensor;s and AMPI's) are marketed by AMPI under the name "Advanced Biosensor."

Braemar markets its products through other medical companies and distribution channels. One sales manager and one marketing manager manage the Company's indirect channels. These channels concentrate nearly 90% of sales through 20 customers, but no one customer has over 20% of sales.

The Company's ultrasound products are sold by Carolina Medical to physicians, hospitals, clinics and laboratories, primarily in the U.S. Carolina Medical markets its products and services directly to physician practices, hospitals and clinics, with limited use of distributors. It is expected that a new brachetherapy product under development will be marketed by a strategic partner, who will also provide three dimensional treatment planning software and sell Carolina Medical supplied hardware as part of an integrated treatment system. Negotiations are in process with the selected strategic partner, but there is no assurance that they will be successfully concluded. Carolina Medical is seeking strategic partners for marketing the hand held ultrasound imager.

Competition

Holter Systems. The market for diagnostic equipment used in
physician's offices is characterized by intense competition. Several well established competing organizations with resources greater than the Company's have been successful at increasing their market share. The Company competes against Burdick, Custo, Diagnostic Monitoring, Rozinn, Spacelabs, and others for sales of Holter systems to office based physicians and small hospitals. Price, marketing coverage, ease-of-use and product features are the key attributes of the sales process. In the United States, diminishing demand for equipment has resulted from office consolidation and transition into managed care in
the physician office market.   Management believes the Company is one
of the technology and production leaders in the Holter market.

Braemar concentrates on indirect channels through other medical companies in the Holter market. This generally makes Braemar's primary competition internal development within the engineering departments of its customers. Braemar is also developing direct channels to medical service companies, and marketing representatives who sell to clinics and doctors for its event recorder products. Instromedix is believed to be the main competitor in this market.

Spirometry. There are a number of companies producing spirometry systems for the office and clinic market including Burdick, SpiroMetrics, QRS, and others. Many of these companies sell devices which perform only one function, while others offer multi-purpose personal computer based systems. The Company's spirometry products sell for between $2,000 and $4,000 and are PC based companions to the Company's Holter monitors. The Company purchases its Spirometry products from another supplier.

Portable Ultrasound. While, to the Compan's knowledge, there are no hand held ultrasonic imaging products currently in the market, Carolina Medical believes that several companies are developing products for this segment. SonoSite, Inc., a spinoff from ATL Ultrasound, is developing a small ultrasound device and at least two other companies are believed to be developing ultrasound systems constructed around a laptop computer. A number of companies currently offer trans-portable ultrasound systems, which are desktop units often resembling a portable oscilloscope. Carolina Medical believes other companies may be planning to develop highly portable devices.

Government Regulation

Product Regulation. The Company's products are subject to extensive regulation by numerous governmental authorities, principally the U.S. Food and Drug Administration ("FDA") and corresponding state and foreign agencies, and to various domestic and foreign electrical safety and emission standards. The FDA has broad regulatory powers with respect to preclinical and clinical testing of new medical products and the design, manufacturing, marketing and advertising of medical products. The Company's product development processes, manufacturing facilities, and the manufacture of its products are subject to FDA regulations regarding registration of manufacturing facilities and compliance with the FDA's Quality System Regulations ("QSRs"). The Company is also subject to periodic on-site agency inspection for compliance with such regulations. The Company's ability to obtain timely FDA export and new product approvals is dependent upon the results of such inspections.

The FDA requires that all medical devices introduced to the market be preceded either by a pre-market notification clearance order under Section 510(k) of the Federal Food, Drug and Cosmetic Act, as amended (the "FDC Act"), or an approved PMA application. A 510(k) pre-market notification clearance order indicates FDA agreement with an applicant's determination that the product for which clearance has been sought is substantially equivalent to medical devices that were on the market prior to 1976 or have subsequently received clearance. An approved PMA application indicates that the FDA has determined that the device has been proven, through the submission of clinical trial data and manufacturing quality assurance information, to be safe and effective for its labeled indications. The process of obtaining 510(k) clearance typically takes approximately six to nine months, while the pre-market approval application process typically lasts more than a year. All of the Company's and each of its subsidiaries current products have 510(k) clearance. Action by the FDA does not, however, constitute approval by the FDA of the Company's products or pass upon their safety and effectiveness. A marketed product is subject to continual review, and later discovery of previously unknown problems can result in restrictions on a product's marketing, or withdrawal of the product from the market.

Management believes that the Company's products comply generally with applicable electrical safety standards, such as those of Underwriters Laboratories and non-U.S. safety standards authorities. Several countries have in recent years changed the electronic emissions requirement which must be met by ultrasound equipment. There can be no assurances that the Company will be able to continue to respond to these continually changing regulatory requirements in a timely manner. The Company's regulatory compliance programs have been expanded to encompass verification of the Company's compliance with international quality standards for medical device design, manufacture, installation, and servicing known as ISO 9001 standards. ISO 9001 standards and related medical device directives became mandatory in Europe in June 1998. In addition, the FDA has adopted the ISO 9001 standards as regulatory standards for the U.S.

Braemar's manufacturing facilities has qualified for ISO 9001 registration. Products manufactured by Braemar have also received the European Community (CE) mark in Europe. The CE mark means that the products manufactured by Braemar, which includes all of the Company's cardiac monitoring products, satisfy the regulatory requirements of all of the countries of the European community, enabling the products to be freely marketed throughout Europe. While Carolina Medical is not currently ISO 9001 certified, it is seeking certification and believes it will be obtained in 1999. Carolina Medical is not currently shipping products it manufacturers to countries where the CE mark is required.

	The FDA periodically reviews the facilities and manufacturing and other operating procedures of the Company for compliance with the FDA Good Manufacturing Practices (GMP) requirements. The Company has passed such within the past twelve months at all three of its operating locations. However there is no assurance that the Company will continue to pass such reviews in the future.

Health Care Reform. Federal, state and foreign regulations are constantly undergoing change. The increasing attention given to the national health care legislation has caused the Company's and its subsidiaries U.S. customers to become more cautious in making expenditures and investing in capital equipment. In addition, the U.S. health care system has undergone significant consolidations and restructuring in recent years. The Company cannot predict what effect, if any, such change may have on its business, or when the deleterious effect of these conditions on its business will change.

Reimbursement. The Company's and its subsidiaries' products are used by health care providers for diagnostic testing services and other services for which the providers may seek reimbursement from third-party payers, principally in the United States, Medicare, Medicaid and private health insurance plans. Such reimbursement is subject to the regulations and policies of governmental agencies and other third-party payers. For example, the Medicare program, which reimburses hospitals and physicians for services provided to a significant percentage of hospital patients, places certain limitations on the methods and levels of reimbursement of hospitals for procedure costs and for capital expenditures made to purchase equipment, such as that sold by the Company and its subsidiaries. The Medicare program also limits the level of reimbursement to physicians for diagnostic tests. The state-administered Medicaid programs and private payers also place limitations on the reimbursement of both facilities and physicians for services provided in connection with diagnostic and clinical procedures. Reduced governmental expenditures in the United States and many other countries continue to put pressure on diagnostic procedure reimbursement. The Company cannot predict what changes may be forthcoming in these policies and procedures, or the effect of such changes on its business.

Third-party payers worldwide, including governmental agencies, are under increasing pressure to contain medical costs. Limits on reimbursement or other cost containment measures imposed by third-party payers may adversely affect the financial condition and ability of hospitals and other users to purchase products, such as those of the Company and its subsidiaries, by reducing funds available for capital expenditures or otherwise. The Company is unable to forecast what additional legislation or regulation, if any, relating to the health care industry or third-party reimbursement may be enacted in the future or what effect such legislation or regulation would have on the Company.

Year 2000 Impact

The Company has examined the effects that the year 2000 will have on the operation of its business and on the its customers' use and acceptance of its products. The Company believes that the plan it has in place will eliminate or render immaterial any impact that the year 2000 will have on its business. Internal accounting and preparation of monthly, quarterly and annual financial statements is currently performed on personal computers using accounting and inventory software obtained from various vendors that use the Microsoft DOS operating system software. By the mid year of calendar 1999 the Company expects to upgrade to the latest version of software running under Windows at a total cost estimated to be less than $35,000. This new software is believed to be Y2K compliant. The Company's products use microprocessors and imbedded software, and data captured and stored by these products are processed by software provided to customers by the Company. Calculations performed by the imbedded code in the Company's products and by processing software supplied by the Company do not utilize the year. Management believes that the products it is currently selling and those being serviced under warranty will be unaffected by a change in year from 1999 to 2000 or from 2000 to 2001.

Employees

As of December 3, 1998, the Company and its subsidiaries employed
67 full-time employees. A President and CEO, a Vice President and Chief Technology Officer, and a Chief Financial Officer operate the holding company. As of December 3, 1998, the Company had 32 full time employees at the Braemar facility in Minnesota, 15 full time employees at the Carolina Medical facility in North Carolina, and AMPI had 17 full time employees in South Carolina. The Company utilizes the services of part time employees from time to time. No employees are represented by labor organizations and there are no collective bargaining agreements.

Trade Secrets

The Company licenses its Argus ECG analysis algorithms used in one of its Holter monitors from CNS, Inc. With the exception of the Argus algorithms, the Company's software programs and systems are not protected by patents or registered copyrights, but instead the Company relies upon the law of trade secrets and the confidentiality provisions of its employment agreements. The Argus algorithms are subject to copyright protection claimed by Washington University. There are no patents or registered copyrights owned by the Company on its spirometry or ambulatory blood pressure software, but the products are covered by general U.S. and foreign copyright laws. The OEM hardware vendor has a patent that protects the disposable sensor of the spirometry system, though the relationship with the Company is non-exclusive. The Company believes that protection of its systems by patents or registered copyrights is less important than the knowledge, experience and creativity of the Company's product development and marketing staff in an industry characterized by rapid technological change. There can be no assurance that competitors could not successfully duplicate the Company's proprietary software or the Argus algorithms.

Braemar's technology depends on unique programming code or tape mechanism technology that is designed into its products. The expense to replicate these designs is significant and the resulting products must be submitted for regulatory compliance resulting in significant barriers to entry with competing products. Braemar does not have significant patents to protect its technology. A competitor has attempted to enter the market by replicating the technology and appearance of the Braemar DL250. The Company intends to pursue its proprietary product rights regarding this product.

Properties

The Company leases approximately 4,500 square feet of office space in Maple Grove, MN from a partnership controlled by an officer/stockholder. This space was utilized by Biosensor's operations prior to the merger between Biosensor and Company. The lease requires approximate future non-cancelable minimum annual lease payment of $54,000 through December 2003, plus a pro rata share of operating expenses. The Company will be relieved of all future lease obligations regarding this space as soon as a new tenant has been secured. The Company is actively pursuing discussions with several possible tenants for this space. The liability for rent expense has been accrued through December 1998. The Company had also guaranteed the underlying debt on the property, which consists of a $1,100,000 term loan expiring January 2000, but has been released from that guarantee. However, the Company is obligated to pay certain interest and closing cost expenses associated with refinancing such debt in January 2000. An estimate of these future costs has been accrued as a liability as of June 30, 1998.

Carolina Medical leases a 12,000 square foot manufacturing and office facility in King, NC from a related party partnership in which the President and Vice President of Carolina Medical, among others, are partners. Effective May 1, 1996, the lease term was amended to allow for a 10% increase in rental payments to $79,200 annually. The current three-year lease expires on May 1, 1999.

Braemar leases approximately 15,000 square feet of office/warehouse space in Burnsville, Minnesota from an independent company. This space is adequate for near term plans and there is space available immediately adjacent to the present space. The current lease expires August 31, 1999 and contains an option to renew the lease for one additional three-year term. The current total annual lease cost of this facility is $155,000.

AMPI leases approximately 10,000 square feet of office/warehouse space in Columbia, South Carolina from an independent third party at a cost of approximately $85,000 with nominal annual increases. This space is adequate for near term plans and provides ample room for expansion. The current lease will expire October 31, 2001.

Legal Proceedings

There are no material pending legal proceedings to which the Company is a party or of which any of its property is subject, nor is the Company aware of any material proceedings to which any officer, director or affiliate of the Company is a party, except as follows:

	In September 1996, a jury verdict in the amount of $325,000, plus fees of $27,000, was awarded to a former vendor for its claim that the Company owed additional amounts under a 1988 software license agreement. This liability was fully accrued as of May 31, 1997. In December 1997, the Company entered into a settlement agreement with this vendor to reduce the jury award to $200,000. The remaining amount of $157,000 due under the agreement calls for annual payments of $25,000 through December 2002, with an additional $2,000 due December 1998 and an additional $25,000 due December 1999. In the event the Company defaults on any of the annual payments, the full judgment, less any amounts paid under the settlement agreement, will be reinstated.

On October 22, 1998, a complaint was filed in the state of Indiana, county of Marion, against Carolina Medical, Inc. by Indiana Business Modernization and Technology Corporation (BMT), an Indiana not-for-profit corporation. BMT seeks a judgement in its favor against Carolina Medical in the amount of $46,720 for royalty payments due and owing for the calendar years 1996 and 1997, under an Intellectual Property License Agreement entered into on January 25, 1993 by and between BMT and Carolina Medical. An offer of settlement has been submitted by Carolina Medical for an amount that Carolina Medical believes would be appropriate in light of all the facts, but no response has been received. Carolina Medical has accrued the liability for the entire amount claimed at June 30, and September 30, 1998 and may be required to pay the entire amount if a timely negotiated settlement of the claim cannot be reached.

Contingent Liabilities

During fiscal year 1997, Carolina Medical determined that the land adjacent to its building was contaminated by toxic chemicals that could have been related to operations previously performed but no longer performed by Carolina. This land is owned by a related third party partnership, which also owns the land and building occupied by Carolina Medical. The initial cleanup cost of approximately $10,000 was paid by the partnership in 1997. During fiscal 1998, Carolina Medical paid approximately $8,000 for environmental testing, which is still in
progress.   Based on consultant studies, the cost of the property cleanup is not expected to exceed $75,000. While Carolina Medical may be contingently liable for these remediation costs, it is expected that the property owner or its insurance company will be ultimately liable for these costs.


MANAGEMENT OF COMPANY AND SUBSIDIARIES

Officers and Directors

On July 23, 1998, Dr. Stephen L. Zuckerman resigned as a director of the Company and five persons were appointed to serve as directors of the Company until the next annual meeting of shareholders. The names and ages of the Company's and its subsidiaries officers and directors, and their principal occupations are set forth below.

Name                Age       Position          Term of Service From
L. John Ankney       70       Director             July 1998
David A. Heiden      50       Director             July 1998
C. Roger Jones       60    President of CMI &
                              Director             July 1998
Ronald G. Moyer      62    President, CEO, &
                              Director             July 1998
Roger H. Griffis     54       CFO                  November 1998
B. Steven Springrose 49    Vice Pres., CTO &
                              Director             June 1982
George L. Down       56    President of AMPI       July 1997
Stanley N. Bormann   57    President of Braemar    July 1998
Spencer Vawter       61       Director             July 1998

Other Information Regarding the Officers and Directors:



Business Experience

L. John  Ankney has acted as independent consultant to several companies since 1993. He served as President and Director from 1970 to 1993 for Transnational Electronic and Funding Corporation, an
investment, venture capital, and management consulting company.   Mr.
Ankney served as a director of Digilog, Inc. from 1974 to 1989.

David A. Heiden is currently Vice President of Sales for Video Display Corporation. From 1989 until 1998 he was president and CEO of Urological Care America, Inc., a company that assisted urology practices in the managed care environment. He served as President and CEO of Lithotripter Technologies of the Americas from 1985 to 1988. Prior to that he was Vice President of Marketing and Sales for Dornier Medical Systems.

C. Roger Jones has served as President and Chief Operating Officer of Carolina Medical since 1985. From 1970 to 1985, he was Vice President of Sales and Marketing for Carolina Medical where he served in various other capacities since 1961. He has served as Chairman for Eagle Golf Ball Company, Inc. since 1988.

Ronald G. Moyer was appointed President, Chief Executive Officer, and Chairman of the Board of Biosensor on July 23, 1998. He also has served as Chief Executive Officer and Chairman of Advanced Medical Products, Inc. since 1996 and was that company's President from 1996 until October 1997. Since 1992 he has been the Chief Executive Officer and Chairman of Carolina Medical Inc., a manufacturer of medical instruments. In 1991 and 1992 he was Director of Mergers and Acquisitions for Dominion Holdings Group, a Merchant Bank. From 1989 to 1991, he served as Chief Operating Officer of CXR Corporation, an AMEX listed public company. Prior to that time since 1969 he was the President, Chief Executive Officer and Chairman of the Board of Digilog, Inc., a publicly held telecommunications company. He received a BS from Tri-State University in 1956, an MS in Aerospace Engineering from Drexel University in 1963 and completed the Harvard Business School Small Corporation Management Program in 1981.

Roger H. Griffis is the Chief Financial Officer of the Company, and also serves as Controller of AMPI, the Company's 55% owned subsidiary. Prior to joining the Company in September 1998, he was controller of TeleQuest Corporation since 1996 and Controller of Food Service
Supplies, Inc. form 1993 to 1995.  Mr. Griffis graduated from the
University of Michigan with a Bachelor of Business Administration in 1972.

George L. Down is President of Advanced Medical Products, Inc., a 55% owned subsidiary of the Company. Prior to his appointment to the position as President in October 1997, Mr. Down was Vice President of Sales and Marketing for AMPI. Until December 1992, and for more than the preceding five years, he served as the president of Design Realizations, Ltd. ("DRL"), a closely held corporation founded by Mr. Down, where he performed design and packaging services for a variety of companies. Mr. Down received a Bachelor of Science in Industrial Design degree from Syracuse University in 1964.

Stanley N. Bormann President of Braemar Corporation since 1990, and President of Braemar, Inc. since it was acquired from Carlisle Corporation in October 1997. He has transitioned Braemar from a manufacturer of specialty tape drives to the market leader in Holter medical monitors utilizing magnetic tape and flash memory cards. Mr. Bormann received a Bachelor of Mechanical Engineering degree from the University of Minnesota in 1964 with 30 credits additional in business disciplines. Prior experience includes 3 years at Honeywell in manufacturing engineering, and 20 years with Control Data in engineer, field operations, product development and marketing.

B. Steven Springrose serves as the Company's Vice President, Chief Technology Officer, and Director, and served as President, Chief Executive Officer and Chairman of the Company from its inception in 1982 until July 1998. Mr. Springrose also served as Chief Financial Officer until July, 1998. From 1973 to 1976 Mr. Springrose was involved in the design , development, manufacture and marketing of medical products. He developed new product concepts as a biomedical engineer at Medtronic, Inc. (1973-1974), and held operations, management and product development engineering positions at Minntech Corporation (1974-1976). Mr. Springrose was employed at Cardiac Pacemakers, Inc. from 1976 through 1982 in various marketing capacities prior to founding the Company.

Spencer M. Vawter is President and CEO of Camile Products, Inc, a developer and marketer of software automation products for the chemical laboratory. Previously, Mr. Vawter served as President and/or CEO of several urology, ultrasound and medical companies, including Mentor Urology, Avalon Technology, Biosound, and various divisions of Boehringer Mannheim. Mr. Vawter also was Senior Vice President of Bio-Dynamics, Director of Medical Instrumentation for the American Medical Association. Mr. Vawter holds a BA degree from Franklin College and an MSc from DePaul University.

Executive Compensation

	The following table discloses certain summary information concerning the compensation paid for services rendered in all capacities to the Company for the two fiscal years in the period ended June 30, 1998, to the Company's Chief Executive Officer and its four most highly compensated executive officers other than the Chief Executive Officer, whose total annual salary and bonus were in excess of $100,000 (each, a "Named Executive Officer"):

				SUMMARY COMPENSATION TABLE


                                                Long-Term
                Annual Compensation          Compensation Awards

                Fiscal
Name and        Year                    Other Annual       All Other
Principal       Ended     Salary    Bonus  Compensation  Options  Compensation
Position       June 30     ($)       ($)       ($)         (#)         ($)

Ronald Moyer     1998    130,000     -0-       -0-         -0-          -0-
Chief Executive  1997    130,000     -0-       -0-         -0-          -0-
Officer

Steven Springrose
Vice President * 1998    100,000     -0-       -0-         -0-          -0-
                 1997    100,000     -0-       -0-         -0-          -0-

Stanley Bormann  1998    108,279     -0-       -0-         -0-          -0-
Pres., Braemar   1997    105,500     -0-       -0-         -0-          -0-

* During fiscal 1998 and fiscal 1997, Steven Springrose was Chief Executive Officer of Biosensor Corporation.

	There were no grants of the Company's stock options during the fiscal year ended June 30, 1998 to the Named Executive Officers. As a subsequent event, on November 6, 1998, Stanley Bormann, President of Braemar, was granted a stock bonus of 150,000 shares of the Company's common stock valued at fair market value of $10,500. George L. Down was awarded 400,000 options in AMPI common stock at an average exercise price of $0.175 during 1997 and 1998.

	The value of unexercised options held by the Named Executive Officers as of June 30, 1998 was zero, as the trading price of the stock was below the exercise price of all options in both the Company's and AMPI's stock. There were no options exercised by any Named Executive Officer or Director during the fiscal years ended June 30, 1997 or 1998.

Employment Agreements

	There were no employment agreements in effect on June 30, 1997 or June 30, 1998, or on September 30, 1998. At the time of the merger of the Company and CMI, the Company guaranteed 18 months salary to Steven Springrose at his then current salary.

Section 401(k) Plan

Profit-Sharing Plan - CMI has a profit-sharing plan covering its eligible employees which includes essentially all employees. This plan is to be funded as accrued and is non-contributory by the participants. Effective January 1, 1998, the Profit-Sharing Plan assets were transferred into CMI's Employee 401(k) Plan.

Employee 401(k) Plan - CMI has an employee 401(k) plan which is contributory by the participants. CMI, at its option, may contribute to the plan on a matching basis. CMI contributed $5,000 to this plan during the year ended June 30, 1998. Following the acquisition of Braemar, Inc. in October 1997, eligible employees of Braemar are allowed to participate in CMI's 401(k) Plan.

AMPI has a defined contribution 401(k) Plan covering substantially all employees. Participants may contribute up to 15% of their annual compensation to the plan. AMP has the discretion to match 25% of a participant's contribution up to 4% of salary. There were no Company contributions for the year ended June 30, 1998.


Limitation on Liability of Directors; Indemnification

	The Company's Articles of Incorporation provide that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of the fiduciary duty of care as a director, except for liability (i) for breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or Section 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived improper personal benefit, or (v) for any act or ommission occuring prior to the date Article IX was adopted by the Company. breaches of a director's responsibilities under the Federal securities laws.

	The Company's by-laws provide that the Company shall indemnify its officers, directors, employees and agents, to the extent permitted by the Minnesota Business Corporation Act.

Committees of the Board

	The standing committees of the Board of Directors include the Audit Committee and the Compensation Committee.

	The Audit Committee consists of two non-employee directors:
Messrs. Heiden (Chair) and Ankney. The audit committee held three meetings in 1998. The Audit Committee reviews the Company's consolidated financial statements; makes recommendations regarding the Company's independent auditors and the scope of their services; reviews the adequacy of accounting and audit policies, compliance procedures and internal controls; and reports to the Board of Directors on the adequacy of the financial statement disclosures and adherence to accounting principles.

	The Compensation Committee consists of two non-employee directors:
Messrs. Ankney (Chair) and Heiden. The Compensation Committee held four meetings in 1998. The Compensation Committee reviews compensation and benefit programs for the Company's executive officers; reviews the selection of officers; evaluates senior management performance; and administers certain stock and benefit plans.

PRINCIPAL SHAREHOLDERS

	On July 23, 1998, Biosensor Corporation acquired all of the outstanding shares of capital stock of Carolina Medical, Inc., a Minnesota corporation, in exchange for 149,025.15 shares of the Company's Series A Preferred Stock. The holders of the Series A Preferred Stock now have voting power equal to approximately eighty-three percent (83%) of the voting power of all issued and outstanding shares of the Company's capital stock. Of the thirty-two (32) Series A Preferred Stock holders, the following eight (8) own more than four (4) per cent of the voting power of the Company.

Name of Shareholder            Approximate Percentage of Ownership*
Ronald G. Moyer                                27.1%
C. Roger Jones                                 10.6%
Ronald D. Ordway                               10.3%
Nishimoto Sangyo Co., LTD.                      8.4%
Bernard B. Klawans                              6.8%
Charles A. Barefoot                             4.9%
Counterpoint Capital Management, LLC            4.2%
Woodhaven Investors, Inc.                       4.2%
TOTAL FOR 8                                    76.5%

*	calculated as if all issued and outstanding shares of Series A
Preferred Stock were converted into Common Stock at the ratio of 96 shares of Common Stock for each share of Series A Preferred Stock.

In addition to the above holders of Series A Preferred Stock, Steven Springrose owns 5.2% of the voting power of the Company as a result of his beneficial ownership of 896,000 shares of the Company's Common Stock.

Security Ownership of Management

	The following table sets for the the percentage voting power of the Company that would be owned by Management if all Series A Preferred
Shares owned by Management was converted to common stock.

Name of Shareholder            Approximate Percentage of Ownership
Ronald G. Moyer                                27.1%
C. Roger Jones                                 10.6%
B. Steven Springrose                            5.2%
Stanley N. Bormann                              0.9%
George L. Down                                  0.0%
Roger H. Griffis                                0.0%

TOTAL FOR 6                                    43.8%



Section 16(a) Beneficial Ownership Reporting Compliance

	Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission, and the Company is required to identify any of those individuals who failed to file such reports on a timely basis. The Company believes that during 1998 all directors and executive officers of the Company complied with their Section 16(a) filing requirements.

MANAGEMENTS DISCUSSION AND ANALYSIS OF OPERATIONS

Forward Looking Statements

This and other sections of this report contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which represent the Company's expectations concerning future events including future cash flows, results of operations, expected continuing availability of the credit line, the Company's continuing ability to sell its Holter and ambulatory blood pressure products to office practices, and the Company's belief regarding future recovery from declining revenues in the medical device industry. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties relating to the Company's future performance that may cause actual results to differ materially from those expressed or implied in such forward-looking statements.
The Company does not undertake and assumes no obligation to update any forward-looking statement that may be made herein or from time to time by or on behalf of the Company.

The following discussion should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, and the Pro forma Combined Financial Statements, appearing elsewhere herein.

Results of Operations for the Fiscal Year Ended June 30, 1998

The Company's consolidated revenues (those of Carolina Medical and subsidiaries) from sales of products and services were $8,481,926 for the year ended June 30, 1998 compared to $1,886,047 for the year ended June 30, 1997. Carolina Medical's sales for the year ended June 30, 1998 were $1,767,080, down approximately 6% from the prior year .
Of the net increase in consolidated sales of  $6,595,897,   $4,537,915
resulted from the acquisition of Braemar, Inc. and nine months of their operations, and $2,191,812 was due to the change from the equity method to consolidation accounting when Carolina Medical's ownership in Advanced Medical increased to a majority.

Gross profit margin was 35% of net sales for the year ended June
30, 1998 compared to 49.6% for the year ended June 30, 1997. Braemar gross margins, which were included in the June 1998 calculation, are typically at substantially lower gross margins because their sales are to O.E.M. accounts whereas Carolina Medical's sales are generally to end users.

Consolidated selling, general and administrative expenses of $2,339,923 for the year ended June 30, 1998 were 26% of net sales for the period compared to expenses of $606,840 or 34% of net sales for the same period last year. The lower percentage of sales for selling, general and administrative expenses was primarily because Braemar has much lower selling expenses as a percent of sales.

Consolidated research and development costs during the fiscal
1998 were 9.4% of sales at $796,189, the largest portion of which was spent on the Braemar digital Holter monitor development. Research and development expenditures by Carolina Medical for the prior year were $169,361 or 9% of sales. The Company expects to continue to spend 7% to 10% of sales on new product development to remain technologically competitive.

The Company had a net operating loss of $163,992 in 1998 and an operating income of $159,572 in fiscal 1997, but losses from equity investments in minority owned subsidiaries, and net interest and other non-operating expenses produced the resultant net losses. Consolidated net loss before taxes for the year ended June 30, 1998 was $416,291 compared to a net loss before taxes of $84,437 for the same period last year. Provisions for income taxes were required for both years even though there were net losses because the Company was not able to utilize tax losses or file consolidated tax returns. The net after tax loss for 1998 was $483,981 compared to net after tax loss of $116,965 in fiscal 1997. The Company is taking steps to consolidate operations to reduce operating and other costs.

The substantial net increases in both assets and liabilities in fiscal 1998 were primarily a result of the consolidation of Braemar's and Advanced Medical's assets and liabilities with those of Carolina Medical.

Pro forma results, as if the Company had been consolidated with the present subsidiaries for the entire fiscal year ended June 30, 1998 shows consolidated revenues from sales of products and services in fiscal 1998 of $11,756,850. Gross profit margin over manufactured cost of goods sold was 37% of net sales.

Pro forma combined selling, general and administrative expenses of $3,464,857 were 29% of net sales for the 1998 fiscal year.

Research and development costs on a pro forma combined basis were $1,238,136 in fiscal 1998, and were 10.5% of sales, the majority of which was spent on a new digital Holter monitor and Windows and Internet file transfer software development.

The pro forma combined operating loss for fiscal 1998 was $316,168. Other non-operating expense of $223,727, mostly interest costs, brought the net pro forma combined loss for the year $539,895.

Results of Operations for the Quarter Ended September 30, 1998

The Company's consolidated revenues from sales of products and services were $2,333,590 for the three months ended September 30, 1998 compared to $517,581 for the comparable quarter ended September 30, 1997. Carolina Medical's sales for the three months ended September 30, 1998 of $436,950 were off approximately $81,000 from the comparable quarter in 1997. Of the net increase in consolidated sales of $1,816,000, approximately $1,028,000 resulted from the acquisition of Braemar, Inc., $194,000 resulted from the merger of Biosensor and Carolina Medical, and $675,000 was due to the change from the equity method to consolidation accounting when Carolina Medical's ownership in Advanced Medical increased to a majority.

Gross profit margin was 43.4% of net sales for the three months ended September 30, 1998 compared to 39.8% for the three months ended September 30, 1997. Sales of Advanced Medical's and Biosensor's products contributed to higher gross margins.

Selling, general and administrative expenses of $833,311 for the three months ended September 30, 1998 were 35.7% of net sales for the period compared to expenses of $148,793 or 28.7% of net sales for the same period last year. The higher percentage of sales for selling, general and administrative expenses was a result of the consolidation of Advanced Medical, which has substantially higher selling expenses as a percentage of sales, and because legal and audit expenses were higher than usual as a result of merger and acquisition activities.

Research and development costs during the first quarter of fiscal
1999 were 10% of sales at $233,202, the majority of which was spent on Braemar's digital Holter monitor development. Research and development expenditures by Carolina Medical during the first quarter last year were $38,210 or 7.4% of sales. The Company expects to continue to spend 7% to 10% of sales on new product development in order to remain technologically competitive.

Consolidated net income for the quarter ended September 30, 1998 was a loss of $127,642 compared to a profit of $8,598 for the same period last year. Of the consolidated loss in the quarter ended September 30, 1998, $93,530 was non-recurring legal, accounting and transitional costs related to merger and acquisition activities. Net interest and other non-operating expenses for that quarter were $75,649. The Company is taking steps to consolidate operations to reduce expenses, and is pursuing alternate financing in an attempt to reduce interest costs.

During the first three months of fiscal 1999, accounts receivable increased from $1,364,546 at June 30, 1998 to $1,504,753 at September 30, 1998; inventory increased from $1,366,232 to $1,465,034; current accrued payroll and other expenses increased from $555,575 to $706,548. These net increases in both current assets and current liabilities were primarily a result of the consolidation of Biosensor's and Carolina Medical's assets and liabilities on July 1, 1998.

Comparing the actual results to the Pro forma results shows consolidated revenues from sales of products and services were down $597,575 or 20% for the three months ended September 30, 1998 compared to the pro forma three months ended September 30, 1997.

Gross profit margin was 43.4% of net sales for the three months ended September 30, 1998 compared to 41.5% for the pro forma three months ended September 30, 1997.

Selling, general and administrative expenses of $833,311 for the three months ended September 30, 1998 were 35.7% of net sales for the period compared to expenses of $895,160 or 30.5% of net sales for the pro forma period last year. These expenses were lower in the recent quarter even though legal and audit expenses were higher than usual as a result of merger and acquisition activities.

Research and development costs during the first quarter of fiscal
1999 were 10% of sales at $233,202, the majority of which was spent on the Braemar digital Holter monitor development. Pro forma combined research and development expenditures during the first quarter last year were $339,786 or 11.6% of sales. The Company expects to continue to spend 7% to 10% of sales on new product development in order to remain technologically competitive.

Consolidated net income for the quarter ended September 30, 1998 was a loss of $127,642 compared to a loss of $111,892 on a pro forma combined basis for the same period last year. Of the consolidated loss in the quarter ended September 30, 1998, $93,530 was non-recurring legal, accounting and transitional costs related to merger and acquisition activities. Net interest and other non-operating expenses for that quarter were $75,649 compared to $92,495 for the quarter ended September 30, 1997. The Company would have had an additional loss applicable to common shares in the September 1997 quarter due to dividends on Advanced Medical Preferred Stock.

During the first three months of fiscal 1999, current assets decreased by approximately $280.000 and current liabilities decreased by approximately $208,000 from the pro forma June numbers.

Liquidity and Capital Resources

Operating activities provided  $679,327 of cash during fiscal
1998 and $ 11,744 of cash during the quarter ended September 30, 1998 compared with $53,890 provided during fiscal 1997 and $52,985 provided during the quarter ended September 30, 1997. Investing and financing activities during fiscal 1998 used $97,951 of cash and the first quarter of fiscal 1999 used $53,325 compared to $256,522 and $61,673 respectively used by investing and financing activities during the same periods last year. Net cash increased by $581,376 during fiscal 1998 and decreased by $41,581 during the fiscal 1999 first quarter to $730,834 at September 30, 1998. Net cash decreased by $202,632 in fiscal 1997 and decreased by $8,688 during the fiscal 1998 first quarter to $129,979 at September 30, 1997.

The Company and its subsidiaries at September 30, 1998 had total debt with several unrelated lenders of approximately $1,700,000 of which $572,000 was current or current portions of long term debt and $1,128,000 was long term debt. Advanced Medical is in violation of certain covenants of its credit agreement, however the lender has waived the covenant violations through December 31, 1998. During the quarter ended September 30, 1998 the Company loaned additional funds to Advanced Medical, and credit has been extended to Advanced Medical by a subsidiary of the Company to enable Advanced Medical to purchase finished goods for resale.

In addition to the various loans outstanding with unrelated parties, the Company has loans outstanding in the amounts of $150,000 and $1,600,000 with two stockholders of the Company. Annual interest costs of 12% and 10% respectively are due monthly on these loans, the principal amounts of which are due in January 1999 and October 1999 respectively. Discussions are in process with several lending institutions regarding possible credit facilities that would replace both the related party loans and the unrelated party loans with one consolidated credit facility.

The Company at June 30, 1998 and September 30, 1998 had net working capital (current assets minus current liabilities) of $1,150,912 and $1,280,284 respectively. Net stockholder equity was $785,425 on June 30, 1998 and $767,668 on September 30, 1998. The
Company believes that internally generated funds and existing borrowing resources will provide sufficient funds to meet current commitments and future working capital needs. However, the Company is actively seeking alternative financing that could increase working capital and reduce interest costs.

The Company currently does not have plans for any major capital expenditures in fiscal 1999.

	FINANCIAL INFORMATION

Attached as Annex I are the Audited Financial Statements of Carolina Medical, Inc. for the fiscal year ended June 30, 1998. Carolina Medical's 1998 financial statements include BioTel International Inc. for twelve months, Braemar Inc.
for the nine months that Carolina Medical owned the Braemar assets, and Advanced Medical Products, Inc. for the twelve months, consolidated because of Carolina Medical's majority ownership of Advanced Medical's common stock.
Also includedin Annex I are the Audited Financial Statements of BioTel International Inc., including Carolina Medical, Inc. (which for that period was a 55% owned subsidiary of BioTel International Inc.), for the fiscal year ended June 30, 1997.

The unaudited Pro forma Combined Financial Information attached as
Annex II shows operations of the Company - Biosensor Corporation, Carolina Medical, Inc., Braemar, Inc., and Advanced Medical Products, Inc., on a proforma combined basis as if they had been operating together for the fiscal year ended June 30, 1998.

Unaudited Financial Statements for the Quarters ended September 30, 1997 and June 30, 1998 are attached as Annex III.Audited financial information for Braemar and Advanced Medical are included in the audited consolidated historical financial statements and the unaudited pro forma combined financial information.


DESCRIPTION OF CAPITAL STOCK

Common Stock

	Each share of Common Stock is entitled to one vote on all matters submitted to a vote of the stockholders. Stockholders do not have cumulative voting rights, the absence of which will, in effect, allow the holders of a majority of the outstanding shares of Common Stock to elect all the directors then standing for election.

	Subject to the rights and preferences of the Preferred Stock, if any, each share of Common Stock has an equal and ratable right to receive dividends, when, as and if declared by the Company's Board of Directors, out of any funds legally available for the payment thereof. In the event of the liquidation, dissolution or winding up of the Company, after satisfaction of amounts payable to creditors and distribution to the holders of outstanding Preferred Stock, if any, of amounts to which they may be preferentially entitled, holders of the Common Stock are entitled to share ratably, on a per share basis, in the assets available for distribution to the stockholders.

Holders of Common Stock are not entitled to conversion or preemptive rights. All outstanding shares of Common Stock are fully paid and nonassessable.

Undesignated Stock

The Board of Directors of the Company generally has the power to issue shares of capital stock without stockholder approval. The Board of Directors is authorized to establish the rights, preferences and limitations of this undesignated stock and to divide such shares into classes, with or without voting rights. The ability of the Board of Directors to issue additional shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company. Shares of undesignated stock could be issued with terms, provisions and rights which would make more difficult and, therefore, less likely, a takeover of the Company not approved by the Board of Directors. The rights of the holders of the Common Stock could be adversely affected by the future issuance of undesignated stock.

Certain Provisions of Minnesota Law

	The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. These anti-takeover provisions may eventually operate to deny stockholders the receipt of a premium for their Common Stock. Section 302A.671 basically provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved by the stockholders in a prescribed manner. A "control share acquisition" is generally defined as an acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. Section 302A.673 prohibits a public corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an "interested shareholder," unless the "business combination" is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions. An "interested shareholder" is a person who is the beneficial owner of 10% or more of the corporation's voting stock. Reference is made to the detailed terms of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act.

Transfer Agent and Registrar

 	The Transfer Agent and Registrar of the Common Stock is Valley Forge Fund, Inc.; their address is 830 Ford Street, Bridgeport, PA 19405.

PROPOSALS

PROPOSAL NO. 1

CHANGING OF CORPORATE NAME

	The Board of Directors has unanimously approved, for submission to the shareholders, a resolution regarding amending Article I of the Company's Articles of Incorporation to change the name of the Company to "BIOTEL, Inc." (the "Name Change Amendment"). Article I of the Company's Articles of Incorporation, as amended by the Name Change Amendment, is attached in Annex IV.

	The change of the corporate name will not in any way affect the validity or transferability of stock certificates currently outstanding, the capital structure of the Company, the rights or obligations of the Company with respect to its existing contractual obligations, nor will it impact third parties' obligations with respect to the Company. Similarly, it will not impact the Company's ability to use its current tradename and trademarks.

Upon adoption of this proposal, the Board of Directors will authorize the officers of the Company to file such amendment with the Minnesota Secretary of State. In addition, notification of the name change will be filed with the Securities and Exchange Commission.

	The Board of Directors believes that it is in the best interests of the Company and its shareholders to amend the Company's Articles of Incorporation to change the Company's name to "BIOTEL Inc." to reflect the broadening nature of the Company's business.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE  "FOR" THE FOREGOING PROPOSAL NO. 1.

PROPOSAL NO. 2

PROPOSAL TO EFFECT A
ONE-FOR-SIX REVERSE STOCK SPLIT

	The Board of Directors has unanimously approved, for submission to the shareholders, a resolution regarding a one-for-six reverse stock split (the "Reverse Stock Split"). The intent of the Reverse Stock Split is to: i) reduce the number of shares of common stock outstanding, ii) reduce the number of shares of common stock issuable upon conversion of the shares of Series A Preferred Stock that the Company issued on July 23, 1998 pursuant to the Plan, and iii) to increase the marketability and liquidity of the common stock.

The Minnesota Business Corporation Act does not require the
Reverse Stock Split be submitted to a shareholder vote. The Company is doing so pursuant to the terms of the Plan. The shareholders' vote on
this Proposal No. 2 is not binding on the Board of Directors.   If the
shareholders do not approve the Reverse Stock Split, the Board of Directors may, in any event, exercise its rights under the Minnesota Business Corporation Act and effect the Reverse Stock Split. The approval of this proposal by the shareholders may affect the shareholders rights to dispute in the future the Reverse Split.

If this Proposal No. 2 is approved, the Reverse Stock Split will become effective as of 5:00 p.m. on the date it is approved (the
"Reverse Split Date").

On the Reverse Split Date and without any further action by Company or its shareholders, the following will occur: i) the shares of common stock held by shareholders of record as of the Reverse Split Date will be converted into the right to receive an amount of shares of common stock equal to the number of their shares divided by six, ii) the number of shares of common stock issuable by the Company upon conversion of the authorized Series A Preferred Stock will be reduced from 96 to 16 shares of common stock for each share of Series A Preferred Stock, iii) the number of authorized shares of common stock will be reduced from 4,850,000 to 808,333.333 (prior to the increase in authorized number of shares of common stock as set forth in Proposal No. 3 below), iv) the outstanding shares of common stock will be reduced from 3,008,055 to 501,342, and v) the aggregate number of shares of common stock issuable upon conversion of the Series A Preferred Stock will be reduced from 14,400,000 to 2,400,000 (the number of authorized shares of Series A Preferred Stock will remain 150,000).

Table Showing Effect of Reverse Stock Split


                       Before Split               After Split
Class of Stock      Authorized   Issued        Authorized     Issued

Common Stock        4,850,000    3,008,055     808,333.333    501,342(4)

Series A Preferred  150,000(1)  149,025.15     150,000(3)     149,025.15(2)

Footnotes
	(1) Before the Reverse Stock Split each share of Series A Preferred Stock is convertible into 96 shares of common stock, or an aggregate of 14,400,000 shares of common stock.
 (2) As of the date of this Proxy Statement there are 149,025.15 shares of Series A Preferred Stock issued and outstanding.
 (3) After the Reverse Stock Split and authorization of additional common stock, each share of Series A Preferred Stock will be convertible into 16 shares of common stock, or an aggregate of 2,384,402 shares of common stock.
 (4) After the Reverse Stock Split (but before the increase in capital stock proposed in Proposal No. 3) 334,490 shares of common stock will be authorized and unissued, assuming that no additional shares of common stock are issued by the Company after the Reverse Split Date.

Approval of the Reverse Stock Split would not affect any continuing shareholder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from the payment for fractional shares. The shares of common stock which would be issued upon approval of the Reverse Stock Split would be fully paid and non-assessable. The voting rights and other privileges of the continuing holders of common stock would not be affected substantially by adoption of the Reverse Stock Split or subsequent implementation thereof. Consummation of the Reverse Stock Split will have no material federal tax consequences to shareholders.

The common stock trades on the local over-the-counter market and on the Record Date, December 3, 1998, the reported closing price of the common stock was $.07 per share. The number of record holders of the common stock on the Record Date was approximately 435. The Company does not anticipate that the Reverse Stock Split would result in a significant reduction in the number of such holders, and does not currently intend to effect the Reverse Stock Split if it would result in a reduction in the number of holders large enough to jeopardize the Company's status as a "public" company

On the Reverse Split Date, each share of the common stock issued and outstanding immediately prior thereto (the "Old Common Stock") will be reclassified as and changed into the appropriate fraction of a share of the Company's common stock (the "New Common Stock"), subject to the treatment of fractional share interests described below. Shortly after the Reverse Split Date, the Company will send transmittal forms to the holders of the Old Common Stock for use in transmitting certificates representing shares of Old Common Stock ("Old Certificates") to the Company's transfer agent (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock and a payment in lieu of any fraction of a share of New Common Stock to which such holders would otherwise be entitled. No new certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the Exchange Agent.

No certificates or cash representing fractional share interests in the New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. In lieu of any such fractional share interest, each holder of Old Common Stock who would otherwise be entitled to receive a fractional share of New Common Stock will receive a payment in an amount equal to the product of such fraction multiplied by the closing price of the Old Common Stock on the local over-the-counter market as of the Reverse Split Date (or in the event that the common stock is not so traded at such time, such closing price on the next preceding day on which such stock was traded on the such market).

		Upon proper completion and execution of the letter of transmittal and return thereof, along with all Old Certificates, to the Exchange
Agent, shareholders will receive a new certificate or certificates representing the number of whole shares of New Common Stock into which their shares of common stock represented by the Old Certificates have been converted as a result of the Reverse Stock Split, and payment in lieu of any fraction of a share of New Common Stock to which such holders would otherwise be entitled. Until surrendered, outstanding
Old Certificates held by shareholders will be deemed for all purposes to represent the number of whole shares of New Common Stock to which such shareholders are entitled as a result of the Reverse Stock Split. Shareholders should not send their Old Certificates to the Exchange
Agent until they have received the letter of transmittal.  Old
Certificates not presented for surrender as soon as practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer. Shareholders whose shares are held of record by their brokerage firm or other nominees need not take any action to exchange such shares. The brokerage firm or other nominee, as the record holder of such shares, will receive the letter of transmittal and will be required to surrender the Old Certificates representing such shares, together with the completed and executed letter of transmittal, in order to receive new certificates. No service charges will be payable by holders of shares of common stock in connection with the exchange of certificates, all expenses of which will be borne by the Company.

The principal purpose of the Reverse Stock Split is to reduce the number of shares of common stock outstanding. The Board of Directors believes that the total number of shares currently outstanding is disproportionately large relative to the Company's present market capitalization. The Board of Directors believes that a decrease in the number of outstanding shares of common stock, without any material alteration of the proportionate economic interest in the Company held by individual shareholders, may increase the trading price of the outstanding shares to a price roughly proportional to the Reverse Stock Split, although no assurance can be given that the market price of the common stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split.

The shares of common stock of the Company outstanding have not traded on any exchange since it was de-listed by NASDAQ in 1987.
During the last twelve months, the Company's common stock has been trade in the local over-the-counter market listed on at prices ranging from $.0625 bid to $.45 asked. There have been no active market makers and trading volume has been extremely light.

The Board of Directors believes it would be highly advantageous to the Company's shareholders to obtain NASDAQ SmallCap listing for the common stock. One requirement for listing involves a $4.00 per share minimum price. While the Reverse Stock Split will not result in a per share price equal to or in excess of $4.00 per share or in the Company satisfying other NASDAQ SmallCap listing criteria, the Board of Directors believes the Reverse Stock Split is a preliminary step necessary to be in a position at some time to attempt to list the common stock on the NASDAQ SmallCap market.

	The following description of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. The discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). This summary does not discuss any consequence of the Reverse Stock Split under any state, local or foreign tax laws. Shareholders are urged to consult their own tax advisors to determine the particular consequences to them.

The exchange of shares of Old Common Stock for shares of New
Common Stock will not result in recognition of gain or loss. Gain or loss will result upon the payment for the fractional shares. In such event a shareholder would recognize gain or loss, as the case may be, measured by the difference between the amount of cash or other property received and the basis of his or her Old Common Stock allocable to the fractional share represented by the scrip. Such gain or loss will be capital gain or loss if such shareholder's Old Common Stock was held as a capital asset, and any such capital gain or loss will generally be long-term capital gain or loss to the extent such shareholder's holding period for his or her Old Common Stock exceeds twelve (12) months.

The holding period of the shares of New Common Stock will include the shareholder's holding period for the shares of Old Common Stock exchanged therefor, provided that the shares of Old Common Stock were held as a capital asset. The total basis of the shares of New Common Stock will be the same as the total basis of the shares of Old Common Stock exchanged therefor, reduced by the basis allocable to the receipt of scrip in lieu of fractional shares described above.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE  "FOR" THE FOREGOING PROPOSAL NO. 2.

PROPOSAL NO. 3

PROPOSAL TO AMEND
ARTICLES OF INCORPORATION TO
INCREASE AUTHORIZED NUMBER OF SHARES
OF COMMON STOCK AND PREFERRED STOCK

The Board of Directors has unanimously approved, for submission to the shareholders, a resolution regarding amending Article III of the Company's Articles of Incorporation to increase the authorized number of shares of common stock of the Company from 808,333.333, following the Reverse Stock Split, to 10,000,000 shares, and to increase the authorized number of shares of Preferred Stock of the Company from 150,000, following the Reverse Stock Split, to 2,000,000 shares.
Article III of the Company's Articles of Incorporation, as amended by this proposal, is attached in Annex IV.

The Company's Articles of Incorporation currently provide that the Company is authorized to issue up to 5,000,000 shares of capital stock, of which 4,850,000 has been designated Class A common stock and 150,000 of which has been designated as Series A Preferred Stock. If the Reverse Stock Split is approved, there will be 808,333.333 shares of common stock authorized of which 501,342 will be issued and outstanding. The authorized number of Series A Preferred Stock will be unaffected by the Reverse Stock Split. The number of shares of common stock issuable upon conversion of the Series A Preferred Stock will, however, be reduced from 14,400,000 to 2,400,000. In addition, if the Reverse Stock Split is approved, the Company will have 334,490 whole shares of common stock that are authorized but unissued, of which 13,750 will be reserved for issuance upon exercise of outstanding options and warrants. In order to fulfill its obligations under the outstanding options and warrants, and to convert the Series A Preferred Stock, which the Board of Directors believes is in the best interest of the Company, the Company needs at least 2,413,750 shares of authorized but unissued common stock.

The Board of Directors believes conversion of the Series A
Preferred Stock into common stock is in the best interests of the Company and its shareholders because it will simplify the capitalization of the Company, which is generally more attractive to both the public and private equity markets.

The Board of Directors recommends the increase in authorized number of shares of common stock and Preferred Stock to enable the Company to convert the Series A Preferred Stock and to have additional shares available for issuance in connection with future acquisitions, public or private offerings, conversions of convertible securities (including the conversion of the Series A Preferred Stock), employee benefit plans, stock splits effected in the form of stock dividends, and other general corporate purposes. Increasing the authorized number of shares of common stock and Preferred Stock will give the Company greater flexibility and will allow the Company to issue additional capital stock for the purposes described above.

Other than in connection with: i) the Plan and ii) the possible merger of Advance Medical Products, Inc. into Advanced Biosensor, Inc., a wholly owned subsidiary of the Company, the Company has no current plans, agreements or arrangements for the issuance of additional shares of common stock or Preferred Stock, other than the issuance of shares pursuant to its stock option and other employee benefit plans. The Company is at all times investigating additional sources of financing and future acquisitions which the Board of Directors believes will be in the best interests of the Company and its shareholders. In addition, the Company is currently seeking and plans to continue to seek additional financing, which could involve the issuance of either or both debt or equity of the Company.

The additional authorized shares of common stock and Preferred
Stock would also be available for issuance (subject to shareholder approval if required by law) at such times, on such terms and for such proper corporate purposes as the Board of Directors may approve, including possible future financing and acquisition transactions. Depending upon the nature and terms thereof, such transactions could enable the Board of Directors to render more difficult an attempt by a third party to obtain control of the Company. For example, the issuance of shares of common stock or Preferred Stock in a public or private sale, merger or similar transaction would increase the number of the Company's outstanding shares, thereby diluting the interest of a party seeking to acquire control of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE  "FOR" THE FOREGOING PROPOSAL NO. 3.


PROPOSAL NO. 4

		ELECTION OF SIX MEMBERS TO THE BOARD OF DIRECTORS

		On July 23, 1998, Dr. Stephen L. Zuckerman resigned as a director of the Company. Steven Springrose remained as the elected Director, and five additional persons were appointed to serve as Directors of the Company until the next annual meeting of shareholders. The Board proposes that the following six Directors who have been serving as the Board of Directors be re-elected to serve until the next election of Directors.

		L. John Ankney
		David A. Heiden
		C. Roger Jones
		Ronald G. Moyer
		B. Steven Springrose
		Spencer M. Vawter

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE DIRECTORS.


PROPOSAL NO. 5


APPROVAL OF THE COMPANY'S 1998 STOCK OPTION PLAN

General Information. On December 3, 1998 the Company's Board of Directors adopted the Biosensor Corporation 1998 Stock Option Plan (the "1998 Plan"), subject to approval by the Company's shareholders. The purpose of the 1998 Plan is to enable the Company and its subsidiaries to retain and attract key employees, consultants and non-employee directors who contribute to the Company's success by their ability, ingenuity and industry, and to enable such key employees, consultants and non-employee directors to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company.

The 1998 Plan includes an authorization of up to 500,000 shares of Company common stock (following the proposed one-share-for-six reverse stock split) in order to provide an adequate reserve for the grant of options to key employees and non-employee directors. The principal features of the 1998 Plan are summarized below.

Shares Available Under 1998 Plan. The maximum number of shares of common stock reserved and available under the 1998 Plan for awards is 500,000 (following the proposed one-share-for-six reverse stock split, and subject to possible adjustment in the event of stock splits or other similar changes in the common stock in the future). Shares of common stock covered by expired or terminated stock options may be used for subsequent awards under the 1998 Plan.

Eligibility and Administration. Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries, as well as consultants and non-employee directors, are eligible to be granted awards under the 1998 Plan. The 1998 Plan shall be administered by the Board or, in its discretion, by a committee of not less than two "non-employee directors" who are "outside directors" as defined in the 1998 Plan (the "Committee"), who shall be appointed by the Board of Directors. The term "Board" as used in this section refers to the Board or, if the Board has delegated its authority, the Committee. The Board will have the power to make awards including awards to non-employee directors, determine the number of shares covered by each award and other terms and conditions of such awards, interpret the 1998 Plan, and adopt rules, regulations and procedures with respect to the administration of the 1998 Plan. The Board may delegate its authority to the CEO of the Company for the purpose of selecting and granting options to key employees who are not officers of the Company under the 1998 Plan.

Stock Options. The Board may grant stock options that either qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended ("Code") or are "non-qualified stock options" in such form and upon such terms as the Board may approve from time to time. Stock options granted under the 1998 Plan may be exercised during their respective terms as determined by the Board. The purchase price may be paid by tendering cash or previously owned shares of common stock, or in the Board's discretion, by tendering promissory notes. The optionee may elect to pay all or part of any taxes due by having the Company withhold upon exercise of the option a number of shares with a fair market value equal to the taxes. No "incentive stock option" shall be transferable by the optionee or exercised by anyone else during the optionee's lifetime. "Non-qualified stock options" may be transferred only to the optionee's family as defined in the Code or a trust or similar entity whose beneficiaries are the optionee and/or the family of the optionee. The exercise price for any stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted).

Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the reason for the termination. Following a participant's death, the participant's stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee's legatee for a period of twelve months from the date of death or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability as defined in the Plan. If the participant retires, the participant's stock options may be exercised to the extent they were exercisable at the time of retirement for a period of twelve months from the date of retirement or until the expiration of the stated term of the option, whichever is less. If the participant is involuntarily terminated without cause, the participant's options may be exercised to the extent they were exercisable at the time of termination for the lesser of three months or the balance of the stated term of the option. If the participant's employment is terminated for cause, the participant's stock options immediately terminate. These exercise periods may be reduced or increased by the Board for particular options. The Board may, in its discretion, accelerate the exercisability of stock options which would not otherwise be exercisable.

No incentive stock options shall be granted under the 1998 Plan after January 21, 2008. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

Federal Income Tax Consequences. An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the "Applicable Holding Periods"), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain.

An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

Withholding. The 1998 Plan requires each participant, no later than the date as of which any part of the value of an option first becomes includible as compensation in the gross income of the participant, to pay to the Company any federal, state or local taxes required by law to be withheld with respect to the award. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any option awarded under the 1998 Plan, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of shares of Company common stock which would otherwise be deliverable to the participant, or (ii) delivering to the Company from shares of Company common stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant. The Company would then pay the tax liability from its own funds.

Restricted Securities. The options granted pursuant to the 1998
Plan and the shares of common stock issuable upon exercise of the options will be restricted securities as defined in SEC Rule 144. Such securities may not be transfered in the absnece of an effective regsitations statement or an opinion of cousnel stating that no such registration is necessary.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE "FOR" APPROVAL OF THE COMPANY'S
1998 STOCK OPTION PLAN.



PROPOSAL NO. 5

RATIFICATION OF RE-APPOINTMENT OF INDEPENDENT AUDITORS

The accounting firm of McGladrey & Pullen has been the Company's auditing firm since its inception. McGladrey & Pullen has been re-appointed by the Board of Directors as the Company's auditing firm for the current year. Although shareholder approval is not required, the Board of Directors requests shareholder ratification of McGladrey & Pullen's re-appointment. In the event the re-appointment of McGladrey & Pullen should not be ratified by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time. A representative from McGladrey & Pullen will not be available at the annual meeting of shareholders to answer any appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE "FOR" RATIFICATION OF THE RE-APPOINTMENT OF
MCGLADREY & PULLEN AS THE COMPANY'S INDEPENDENT

1999 ANNUAL MEETING

	The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's annual meeting for the fiscal year ended June 30, 1999, is expected to be held on or about November 2, 1999, and all proxy materials in connection with that meeting are expected to be mailed on or about October 15, 1999. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company at the registrant's principal executive offices a reasonable period of time in advance of the date of the Company plans to release to shareholders in connection with its annual meeting of shareholders.

OTHER MATTERS

	All proxies properly executed will be voted in the manner directed by shareholders. If no direction is made, proxies will be voted "FOR" proposals 1, 2, 3, 4, 5, and 6.

All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile or by mail.


				By Order of the Board of Directors,


				Ronald G. Moyer
					PRESIDENT

December__, 1998




THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 29, 1998

	The undersigned hereby appoints B. Steven Springrose or Ronald G. Moyer or either one of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of shareholders of Biosensor Corporation, to be held December 29, 1998, at 2:00 p.m. at the Company's principal offices located at 6 Woodcross Drive, Columbia, SC 29212, or at any adjournments thereof, hereby revoking all former proxies.


(1)	PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO
CHANGE THE NAME OF THE COMPANY TO "BIOTEL, INC."

		[  ] FOR		[  ] AGAINST		[  ] ABSTAIN

(2)	PROPOSAL TO EFFECTUATE A ONE-FOR-SIX REVERSE STOCK SPLIT OF ALL
OUTSTANDING SHARES OF COMMON STOCK AND PREFERRED STOCK OF THE
COMPANY.

[  ] FOR		[  ] AGAINST		[  ] ABSTAIN

(3)	PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO
INCREASE THE AMOUNT OF AUTHORIZED COMMON STOCK AND PREFERRED STOCK.

[  ] FOR		[  ] AGAINST		[  ] ABSTAIN

(4)	PROPOSAL TO ELECT SIX MEMBERS TO THE BOARD

[  ] FOR ALL           [  ] AGAINST ALL	        [  ] WITHHOLD AUTHORITY FOR
		   NOMINEES	              NOMINEES		               ANY INDIVIDUAL NOMEE,
							                                              WRITE NAME BELOW

(5)	PROPOSAL TO APPROVE THE INCENTIVE STOCK OPTION PLAN

[  ] FOR		[  ] AGAINST		[  ] ABSTAIN

(6)	PROPOSAL TO RATIFY THE SELECTION OF AUDITORS

[  ] FOR		[  ] AGAINST		[  ] ABSTAIN


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4,5, AND 6 IF THERE IS NO SPECIFICATION.


Dated _________________________, 1998

___________________________________
Signature of shareholder

___________________________________
Signature of Joint shareholder (if
held jointly)




PLEASE DATE AND SIGN exactly as your name(s) appear below indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names or two or more persons, all should sign.


PRELIMINARY COPIES
June 1, 1998
1

i

PRELIMINARY COPIES
December 3, 1998